SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Dated December 11, 2006

of

ZALE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-04129	75-0675400
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

901 West Walnut Hill Lane Irving, Texas 75038
(Address of Principal Executive Offices)

(972) 580-4000
(Registrant’s telephone number, including area code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if this Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e)  On December 11, 2006, Zale Corporation entered into a Settlement and Release Agreement with Sue E. Gove.  The terms of the agreement are consistent with those of Ms. Gove’s employment agreement, and Zale previously established a reserve for the payments under the agreement.

Under the agreement, Ms. Gove will receive $2,340,000, representing two times her base salary and target bonus.  Through March 31, 2008, Zale will continue to provide her with medical, dental, and other insurance coverage and the other benefits that she previously received.  In addition, Ms. Gove will receive the stock options, time-vesting restricted stock and 1,100 of the performance-based restricted stock units that she held.  The remaining performance-based restricted stock units will be forfeited.  Ms. Gove also will be paid approximately $275,000 in cash, representing her vested benefits under the Zale supplemental employee retirement plan.

On December 13, 2006, Zale entered into a Settlement and Release Agreement with Mary L. Forté.  The terms of the agreement are consistent with those of Ms. Forté’s employment agreement, and Zale previously established a reserve for the payments under the agreement.

Under the agreement, Ms. Forté will receive $3,600,000, representing two times her base salary and target bonus.  Through January 31, 2008, Zale will continue to provide her with medical, dental, and other insurance coverage and the other benefits that she previously received.  In addition, Ms. Forté will receive the stock options, time-vesting restricted stock and 5,000 of the performance-based restricted stock units that she held.  The remaining performance-based restricted stock units will be forfeited.  Ms. Forté also will be paid approximately $473,000 in cash, representing her vested benefits under the Zale supplemental employee retirement plan.

For additional details, see the agreements with Ms. Gove and Ms. Forté, which are attached hereto as Exhibits 10.1 and 10.2 and incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

10.1         Settlement and Release Agreement with Sue E. Gove.

10.2         Settlement and Release Agreement with Mary L. Forté.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zale Corporation.
(Registrant)

Date: December 15, 2006	By:	/s/ Rodney Carter
	Name:	Rodney Carter
	Title:	Group Senior Vice President, Chief Financial Officer (principal financial officer of the registrant)